Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Just Eat Takeaway.com N.V. on Form F-4 Amendment No. 1 of our report dated February 26, 2021 on the consolidated financial statements of Grubhub Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Grubhub Inc. for the year ended December 31, 2020, and to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois
May 10, 2021